Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, May 1, 2008	TRADED: Nasdaq
LANCASTER COLONY REPORTS HIGHER THIRD QUARTER SALES;
ESCALATING COMMODITY COSTS IMPACT NET INCOME
     COLUMBUS, Ohio, May 1 — Lancaster Colony Corporation (Nasdaq: LANC) today reported higher sales for the company’s third fiscal quarter ended March 31, 2008, compared with the corresponding quarter a year ago. Highlights of the quarter include the following:
•	Net sales increased two percent to $270 million versus $266 million in the third quarter last year. The increase was limited by the divestiture and closing of glass manufacturing operations over the past year.
•	Income from continuing operations totaled $8,785,000 compared with $13,595,000 for the corresponding quarter a year ago. Prior year third quarter results from continuing operations included pretax restructuring and impairment charges of approximately $2.4 million (five cents per share after taxes), including $1.4 million recorded in cost of sales for the write-down of inventories. These charges related to the closing of the company’s industrial glass operations.
•	Third quarter Specialty Foods sales increased 11 percent in the quarter to $197 million, benefiting from stronger sales of both retail and foodservice products as well as from pricing actions taken this year. Operating income totaled $14.4 million compared to $22.0 million in the prior year, reflecting record high costs of key commodities during the third quarter. Compared to the prior year quarter, the adverse impact of material costs exceeded $18 million.
•	Nonfood operations again had mixed results. Automotive sales grew six percent to $39.5 million in the third quarter, led by improved sales to original equipment manufacturers despite some curtailment of customer production schedules late in the quarter. Automotive operating income totaled $1.3 million compared to $0.4 million in the third quarter a year ago. Third quarter Glassware and Candles sales decreased 33 percent to $33.6 million, primarily reflecting the divestiture and closing of glass operations. Off-season candle sales were down slightly from a year ago. Segment operating income was essentially breakeven compared to operating income of $1.0 million in the third quarter last year.
•	Net income amounted to $8,626,000 including a $159,000 loss from discontinued operations. In the third quarter last year, net income was $13,499,000, including a $96,000 loss from discontinued operations. Net income per diluted share reached 30 cents versus 43 cents in the year-ago quarter.
•	The company’s balance sheet remained strong, with debt at March 31, 2008 representing less than 17 percent of total capitalization.
     Nine-month net sales were $861 million compared to $820 million last year. Net income was $40,194,000, or $1.35 per diluted share, including a net loss from discontinued operations of $159,000 or one cent per diluted share. Net income for the nine months a year ago totaled $45,109,000, or $1.42
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per diluted share, after reflecting a net loss from discontinued operations of $3,336,000, or $.11 per diluted share. Income from continuing operations for the nine months was $40,353,000, or $1.35 per diluted share, compared to $48,445,000, or $1.53 per diluted share earned in the first nine months last year.
     Current year-to-date income from continuing operations included pretax income of $2.5 million (five cents per share after taxes) associated with a second quarter distribution under the Continued Dumping and Subsidy Offset Act (CDSOA), a pretax loss on the November 2007 sale of consumer and floral glass operations totaling $5.9 million (13 cents per share after taxes) and a noncash pension settlement charge of $3.0 million (six cents per share after taxes). In the prior year, the pretax CDSOA distribution was $0.7 million (one cent per share after taxes).
     John B. Gerlach, Jr., chairman and CEO, said, “While generally pleased with our Specialty Foods sales growth and our Automotive progress, substantially higher food commodity costs were far more than our pricing initiatives could overcome. Throughout the current fiscal year, we continued to utilize our cash flow to support shareholder value, investing over $13 million in Specialty Foods capital projects, paying $24.6 million in cash dividends and spending $76.8 million on repurchases of Lancaster Colony common shares.”
     Looking ahead, Mr. Gerlach said, “In our food group, a recently implemented second round of pricing actions should benefit our fiscal fourth quarter, and we anticipate further initiatives becoming effective just after the fiscal year ends. The fourth quarter is a seasonally slow quarter for our candle operations, and the current fiscal year’s lower candle production levels will have a near-term adverse impact on operating results despite leading to better-balanced inventory levels. Our automotive operations will likely be challenged by expected production curtailments among original equipment customers.”
     Mr. Gerlach added, “As we continue to explore strategic alternatives for our remaining nonfood operations, we also continue to look for good-fitting food acquisitions.”
     The company’s third quarter conference call is scheduled for this morning, May 1, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
Forward-Looking Statements
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward–looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements.
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Actual results may differ as a result of factors over which we have no, or limited, control including, without limitation: the overall strength of the economy; changes in financial markets; slower than anticipated sales growth; the extent of operational efficiencies achieved; the success of new product introductions; price and product competition; increases in energy and raw-material costs; the reaction of customers or consumers to price increases we may implement; our ability to consummate good-fitting acquisitions; and the uncertainty regarding the effect or outcome of our decision to explore strategic alternatives among our nonfood operations. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
-or-
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com

PAGE 4 / LANCASTER COLONY REPORTS HIGHER THIRD QUARTER SALES
LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (b)
(In thousands except per-share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net sales	$270,276	$265,692	$861,458	$820,088
Cost of sales	234,045	219,991	728,467	674,811

Gross margin	36,231	45,701	132,991	145,277
Selling, general & administrative expenses	22,615	23,463	70,635	69,324
Restructuring and impairment charge	–	1,004	182	1,004

Operating income	13,616	21,234	62,174	74,949
Interest expense	(621)	–	(2,545)	(13)
Interest income and other – net	290	263	3,240	1,515

Income from continuing operations before income taxes	13,285	21,497	62,869	76,451
Taxes based on income	4,500	7,902	22,516	28,006

Income from continuing operations	8,785	13,595	40,353	48,445
Loss from discontinued operations	–	(835)	–	(4,075)
(Loss) gain on sale of discontinued operations	(159)	739	(159)	739

Total discontinued operations, net of tax	(159)	(96)	(159)	(3,336)

Net income	$8,626	$13,499	$40,194	$45,109

Net income (loss) per common share:(a)

Continuing operations – basic and diluted	$.30	$.43	$1.35	$1.53

Discontinued operations – basic and diluted	$(.01)	$—	$(.01)	$(.11)

Net income – basic and diluted	$.30	$.43	$1.35	$1.42

Cash dividends per common share	$.28	$.27	$.83	$.80

Weighted average common shares outstanding:
Basic	29,115	31,531	29,794	31,728
Diluted	29,128	31,560	29,799	31,755

(a)	Based on the weighted average number of shares outstanding during each period.

(b)	Certain automotive operations sold in the year ended June 30, 2007 have been reflected as discontinued operations.
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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited) (b)
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

NET SALES
Specialty Foods	$197,249	$178,212	$597,188	$543,093
Glassware and Candles	33,577	50,238	147,043	175,325
Automotive	39,450	37,242	117,227	101,670

	$270,276	$265,692	$861,458	$820,088

OPERATING INCOME
Specialty Foods	$14,361	$22,046	$66,444	$76,997
Glassware and Candles	(38)	987	1,595	4,109
Automotive	1,339	441	3,896	(425)
Corporate expenses	(2,046)	(2,240)	(9,761)	(5,732)

	$13,616	$21,234	$62,174	$74,949

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31,	June 30,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$12,252	$8,318
Receivables – net of allowance for doubtful accounts	89,831	92,635
Total inventories	130,191	149,717
Deferred income taxes and other current assets	31,255	28,241

Total current assets	263,529	278,911
Net property, plant and equipment	193,991	208,431
Other assets	109,393	111,155

Total assets	$566,913	$598,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	$—	$42,500
Accounts payable	46,463	48,423
Accrued liabilities	42,312	50,867

Total current liabilities	88,775	141,790
Long-term debt	77,500	—
Other noncurrent liabilities and deferred income taxes	16,966	12,398
Shareholders’ equity	383,672	444,309

Total liabilities and shareholders’ equity	$566,913	$598,497

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